Exhibit 3.27

CERTIFICATE OF FORMATION

OF

T-MOBILE LICENSE LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is

T-Mobile License LLC

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

THIRD: The effective date and time of the formation shall be January 1, 2006 at 1:35 a.m.

Executed on December 15, 2005

/s/ Carolyn Cornell
Carolyn Cornell, Authorized Person